Exhibit 99.1

Porter Bancorp, Inc. Appoints Bradford T. Ray As New Director

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 30, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, today announced that Bradford T. Ray has been appointed to the boards of directors of Porter Bancorp, Inc. and PBI Bank, Inc.

Ray, age 56, served in various leadership roles at Steel Technologies, Inc. from 1981 - 2010, including Chairman and CEO. He also served as an advisor to Steel Technologies, Inc. from 2010 - 2012. He has been a consultant with BTR Advisory Services since 2012 and has been an independent director at Global Brass and Copper Holdings, Inc. since Dec. 2014. Mr. Ray also serves on Bellarmine University’s Board of Trustees in Louisville, Ky.

“We welcome Mr. Ray to the boards of Porter Bancorp and PBI Bank and appreciate his commitment to the future of our organization,” stated John T. Taylor, President and CEO of Porter Bancorp, Inc. “He brings significant leadership experience to us and will add a valuable perspective to our team.”

Porter Bancorp and PBI Bank have received notice of non-objection from its primary regulators to appoint Ray to its boards of directors. Mr. Ray fills the board positions being vacated by the retirement of William G. Porter as a director of Porter Bancorp and PBI Bank.

“We also extend our sincere gratitude at this time to Mr. Porter for his dedication and leadership. We are extremely grateful for his advice and counsel over the many years he has served the bank,” added Taylor.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.0 billion in assets as of September 30, 2014. Through Porter’s subsidiary PBI Bank, it operates banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PBIB.”

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Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer